Exhibit 99.3

Toll Brothers, Inc.
Unaudited Pro Forma Condensed Combined Financial Statements
For the Year Ended October 31, 2013

TOLL BROTHERS, INC. AND SHAPELL HOMEBUILDING COMPANY UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS
The following unaudited pro forma condensed combined financial statements are based upon the historical consolidated financial statements of Toll Brothers, Inc. (“Toll”) and Shapell Homebuilding Company (“Shapell”), which is comprised of Shapell Homes, Inc. and Shapell Land Company, LLC, after giving effect to the following items: (i) Toll’s February 4, 2014 acquisition of Shapell Industries, Inc. (“SII”), parent of Shapell Homes, Inc. and Shapell Land Company, LLC, pursuant to the Purchase and Sale Agreement between Toll and Shapell Investment Properties, Inc. (“SIPI”), parent of SII, dated November 6, 2013 (the “Purchase Agreement”), (ii) the issuance of $600 million of senior notes by Toll, (iii) the borrowing of $485 million of indebtedness by Toll under a 5-year senior unsecured term loan facility (the “Term Loan Facility”), (iv) the borrowing of $370 million under Toll’s $1.035 billion unsecured revolving credit facility (the “Credit Facility”), and (v) Toll’s issuance of 7.2 million shares of its common stock, par value $0.01 per share, at a price to the public of $32.00 per share.
Toll purchased SII’s single-family home building operations from SIPI, consisting of residential land development, construction and sale of single-family residences in California. Shapell’s historical financial statements as of and for the year ended December 31, 2012 include SII’s mortgage lending activities related to its home building operations, which were not acquired by Toll, and SII’s ownership of an undeveloped, unentitled land parcel that was not acquired by Toll. Shapell’s financial information reflected in this Exhibit 99.3 to the Current Report on Form 8-K/A represents a consolidation of only SII’s single-family home building operations conducted by Shapell and does not include the mortgage lending activities and ownership of the unentitled land parcel.
In addition to Shapell’s home building operations, SII owned and operated apartment and commercial rental properties and land intended for future commercial development (the “Commercial Properties”). Substantially all Commercial Properties and related operations were transferred out of SII prior to the acquisition date, except for certain undeveloped Commercial Properties that could not be transferred out prior to the acquisition date due to debt restrictions related to such assets and certain undeveloped Commercial Properties. Toll and SIPI have entered into agreements which provide for the conveyance of such Commercial Properties to SIPI for no consideration, but are subject to the parties obtaining subdivision approvals and other entitlements which are required in order for those conveyances to take place. Further, such Commercial Properties are not reflected in the pro forma financial information presented herein.
The Unaudited Pro Forma Condensed Combined Statement of Operations combine the historical consolidated statements of operations of Toll, for the year ended October 31, 2013, and Shapell, for the year ended September 30, 2013, giving effect to the acquisition as if it had occurred on November 1, 2012. The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical consolidated balance sheets of Toll, as of October 31, 2013, and Shapell, as of September 30, 2013, giving effect to the acquisition as if it had occurred on October 31, 2013. The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results of operations. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial statements were based on and should be read in conjunction with the:

•
separate historical financial statements of Toll as of and for the year ended October 31, 2013 and the related notes included in Toll’s Annual Report on Form 10-K for the year ended October 31, 2013 and

•
separate historical financial statements of Shapell as of and for the year ended December 31, 2012 and for the nine months ended September 30, 2013 and the related notes included as Exhibit 99.1 and Exhibit 99.2 to the Current Report on Form 8-K/A, respectively.

The unaudited pro forma condensed combined financial statements have been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company.
The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles (“GAAP”). The pro forma adjustments are based on currently available information and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. The acquisition accounting is dependent upon certain valuation studies, the results of which are preliminary. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.
The unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger of operations, the costs to integrate the operations of Toll and Shapell, or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of October 31, 2013
(Amounts in thousands)

	Historical Toll Brothers, Inc.	Historical Shapell Homebuilding Company	Pro Forma Adjustments		Pro Forma Combined
ASSETS			See Note 5
Cash and cash equivalents	$772,972	$74,414	$56,130	(a)	$903,516
Marketable securities	52,508				52,508
Restricted cash	32,036				32,036
Inventory	4,650,412	553,402	1,009,213	(b)	6,213,027
Property, construction and office equipment, net	131,320	593			131,913
Receivables, prepaid expenses and other assets	229,295	12,048	6,565	(c)	247,908
Mortgage loans held for sale	113,517				113,517
Customer deposits held in escrow	46,888	3,853			50,741
Investments in and advances to unconsolidated entities	403,133				403,133
Investments in distressed loans	36,374				36,374
Investments in foreclosed real estate	72,972				72,972
Deferred tax assets, net of valuation allowances	286,032				286,032
	$6,827,459	$644,310	$1,071,908		$8,543,677
LIABILITIES AND EQUITY
Liabilities
Loans payable	$107,222	$12,082	$842,918	(d)	$962,222
Senior notes	2,321,442		600,000	(e)	2,921,442
Mortgage company warehouse loan	75,000				75,000
Customer deposits	212,669	6,762			219,431
Accounts payable	167,787	21,545			189,332
Accrued expenses	522,987	16,154	2,400	(f)	541,541
Income taxes payable	81,188				81,188
Total liabilities	3,488,295	56,543	1,445,318		4,990,156
Equity
Total stockholders’ equity	3,332,987	562,948	(348,591)	(g)	3,547,344
Noncontrolling interest	6,177	24,819	(24,819)	(g)	6,177
Total equity	3,339,164	587,767	(373,410)		3,553,521
	$6,827,459	$644,310	$1,071,908		$8,543,677

See accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements.

Unaudited Pro Forma Condensed
Combined Statement of Operations
For the year ended October 31, 2013
(Amounts in thousands, except per share data)

	Historical Toll Brothers, Inc.	Historical Shapell Homebuilding Company	Pro Forma Adjustments		Pro Forma Combined
			See Note 5
Revenues	$2,674,299	$427,777	$—		$3,102,076
Cost of revenues	2,133,300	271,613	83,751	(h)	2,488,664
Selling, general and administrative	339,932	22,459			362,391
	2,473,232	294,072	83,751		2,851,055
Income from operations	201,067	133,705	(83,751)		251,021
Other:
Income from unconsolidated entities	14,392				14,392
Other income - net	52,238	30,791	(29,659)	(h)	53,370
Income before income taxes	267,697	164,496	(113,410)		318,783
Income tax provision	97,091	2,252	16,694	(i)	116,037
Net income	170,606	162,244	(130,104)		202,746

Net income attributable to noncontrolling interests		16,009	(16,009)	(g)	—
Net income attributable to Toll	$170,606	$146,235	$(114,095)		$202,746

Income per share:
Basic	$1.01				$1.15
Diluted	$0.97				$1.09
Weighted-average number of shares:
Basic	169,288		7,200	(g)	176,488
Diluted	177,963		7,200	(g)	185,163

See accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements.

Notes to the Unaudited Pro Forma Condensed
Combined Financial Statements

1. Description of Transaction
On February 4, 2014, Toll completed its previously announced acquisition of SII pursuant to the Purchase Agreement dated November 6, 2013. Pursuant to the Purchase Agreement, Toll acquired, for cash, all of the equity interests in SII from SIPI for an aggregate purchase price of approximately $1.59 billion (the “Acquisition”). Toll acquired the single-family residential real property development business of SII, including a portfolio of approximately 4,950 home sites in California, some of which Toll expects to sell to other builders. As of the acquisition date, SII’s home building operation had 11 active selling communities in Northern California and Southern California, within which it is focused on a select number of premium markets. As part of the Acquisition, Toll assumed contracts to deliver approximately 126 homes with an aggregate value of approximately $105.3 million.
The purchase price is subject to post-closing adjustments in accordance with the terms of the Purchase Agreement. Toll financed the Acquisition with a combination of $370 million of borrowings under its $1.035 billion Credit Facility, $485 million from the Term Loan Facility described below, as well as with $817 million in net proceeds from debt and equity financings completed in November 2013.
On February 3, 2014, Toll entered into a 5-year senior, $485 million Term Loan Facility with ten banks. The full amount of the Term Loan Facility was borrowed by Toll on February 3, 2014 in order to fund the Acquisition. Toll may select interest rates for the Term Loan Facility equal to (i) the London interbank offered rate (“LIBOR”) plus an applicable margin, (ii) the base rate (which is defined as the greatest of (a) SunTrust Bank’s prime rate, (b) the federal funds effective rate plus 0.5% and (c) one-month LIBOR plus 1%) plus an applicable margin or (iii) the federal funds / Euro rate (which is defined as the greater of (a) the sum of the federal funds effective rate plus an applicable margin plus 0.25% and (b) one-month LIBOR), with the applicable margin, in each case, based on Toll’s leverage ratio. The initial interest rate on the Term Loan is 1.72% per annum.
Toll and substantially all of its 100% owned home building subsidiaries are guarantors under the Term Loan Facility. The Term Loan Facility contains substantially the same financial covenants as Toll’s $1.035 billion Credit Facility. The Term Loan Facility will mature, and amounts owing under it will become due and payable, on February 3, 2019.
In November 2013, in anticipation of the Acquisition, Toll issued $350 million principal amount of 4.0% Senior Notes due 2018 (the “4.0% Senior Notes”) and $250 million principal amount of 5.625% Senior Notes due 2024 (the “5.625% Senior Notes”). Toll received $596.2 million of net proceeds from the issuance of the 4.0% Senior Notes and the 5.625% Senior Notes.
In November 2013, in anticipation of the Acquisition, Toll issued 7.2 million shares of its common stock, par value $0.01 per share, at a price to the public of $32.00 per share. Toll received $220.4 million of net proceeds from the issuance. The dilutive effect of the equity offering is included in the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended October 31, 2013.
2. Basis of Presentation
The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting, under existing GAAP, and were based on the historical financial statements of Toll and Shapell. The Historical Shapell column in the Unaudited Pro Forma Condensed Combined Balance Sheet and Statement of Operations is as of September 30, 2013 and for the year then ended, respectively.
These standards require, among other things, that assets acquired and liabilities assumed be recognized at their acquisition-date fair value. These standards also require that consideration transferred be measured at the closing date of the acquisition at the then-current market price.
GAAP defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, and specifies a hierarchy of valuation techniques based on the inputs used to develop the fair value measures. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result, Toll may be required to record assets which are not intended to be used or sold and/or to record assets at fair value that do not reflect Toll’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed are recorded as of the completion of the acquisition, primarily at their respective fair values and added to the existing assets and liabilities of Toll. Financial statements and reported results of operations of Toll issued after completion of the Acquisition will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Shapell as of any date or for any period prior to the acquisition.
Acquisition-related transaction costs (e.g. advisory, legal, regulatory, valuation, and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs were incurred. Through October 31, 2013, Toll had incurred approximately $1.4 million of acquisition-related transaction costs. Additional advisory, legal, regulatory, valuation and other acquisition-related costs incurred subsequent to October 31, 2013 were approximately $6.0 million and are reflected as a reduction to cash and retained earnings in the Pro Forma Adjustments column of the Unaudited Pro Forma Condensed Combined Balance Sheet.
3. Accounting Policies
Toll will continue to review Shapell’s accounting policies. As a result of the ongoing review, Toll may identify differences between the accounting policies of the two companies that could have a material impact on the combined financial statements. At this time, Toll is not aware of any differences that would have a material impact on the combined financial statements. The unaudited pro forma condensed combined financial statements assume there are no differences in accounting policies between the two companies.
4. Estimate of Assets Acquired and Liabilities Assumed
The following is an estimate of the assets acquired and the liabilities assumed by Toll, reconciled to the consideration transferred (in thousands):

Book value of net assets acquired as of October 31, 2013	$587,767
Adjustments to:
Inventory (i)	1,009,213
Accrued expenses (ii)	(2,400)
Total consideration	$1,594,580

i.	Reflects the fair value adjustment of Shapell’s inventory.

ii.
Reflects the fair value adjustment for warranty obligations acquired from Shapell. The fair value represents an amount equivalent to the estimated cost to provide warranty services for homes sold by Shapell for the prior 10-year period.

The preliminary estimate of the fair value adjustments may be different from the final purchase accounting and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements.

5. Pro Forma Adjustments
This note should be read in conjunction with Note 1 - “Description of Transaction”; Note 2 - “Basis of Presentation”; and Note 4 - “Estimate of Assets Acquired and Liabilities Assumed”. Adjustments included in the unaudited pro forma condensed combined financial statements in the column under the heading “Pro Forma Adjustments” represent the following:

(a)
The cash portion of the acquisition consideration and related costs and fees were sourced from a combination of borrowings under the Credit Facility and Term Loan Facility and proceeds from debt and equity offerings. Estimated sources and uses of cash are as follows (in thousands):

Sources:
Proceeds from issuance of Senior Notes	$600,000
Amount borrowed under the Term Loan Facility	485,000
Amount borrowed under the Credit Facility	370,000
Net proceeds from issuance of equity	220,357
1,675,357
Uses:
Cash portion of acquisition consideration	(1,594,580)
Acquisition related transaction costs, incurred subsequent to October 31, 2013	(6,000)
Repayment of Shapell's loans payable	(12,082)
Fees related to debt issuances	(6,565)
(1,619,227)
Pro forma adjustment to cash and cash equivalents	$56,130

(b)	Adjustments to inventory, to estimate the acquisition date fair value, are as follows (in thousands):

Eliminate Shapell's historical inventory	$(553,402)
Estimated fair value of inventory acquired	1,562,615
Total	$1,009,213

(c)	Adjustments to receivables, prepaid expenses and other assets are as follows (in thousands):

Debt issuance costs - Senior Notes (see (e) below)	$4,700
Debt issuance costs - Term Loan Facility (see (d) below)	1,865
Total	$6,565

(d)
On February 3, 2014, Toll borrowed $370 million under the Credit Facility with 15 banks which expires on August 1, 2018. Toll may select interest rates for the Credit Facility equal to (i) LIBOR plus an applicable margin or (ii) the lenders’ base rate plus an applicable margin, which, in each case, is based on the Toll’s credit rating and leverage ratio. The initial interest rate on February 3, 2014 was 1.82%.

On February 3, 2014, Toll borrowed $485 million under the Term Loan Facility, which is further discussed in Note 1 - “Description of Transaction”. The initial interest rate on the Term Loan Facility is 1.72% per annum. Toll incurred costs of $1.9 million in connection with the Term Loan Facility.
In addition, prior to the Acquisition, Shapell repaid all of their loans payable. Accordingly, “Loans Payable” on the Unaudited Pro Forma Condensed Combined Balance Sheet was adjusted with a corresponding decrease to cash.
Adjustments to loans payable are as follows (in thousands):

Borrowings under Credit Facility	$370,000
Borrowings under Term Note Facility	485,000
Repayment of Shapell's loans payable	(12,082)
Total	$842,918

(e)
In November 2013, Toll issued $350 million principal amount of 4.0% Senior Notes and $250 million principal amount of 5.625% Senior Notes. Toll incurred $4.7 million of costs in connection with these issuances which is included in receivables, prepaid expenses and other assets in the Pro Forma column of the accompanying Unaudited Pro Forma Condensed Combined Balance Sheet.

(f)
Reflects the fair value adjustment of $2.4 million for warranty obligations acquired from Shapell. The fair value represents an amount equivalent to the estimated incremental cost to provide warranty services for homes sold by Shapell for the prior 10-year period. The preliminary estimate of the cost may be different from the final purchase price allocation and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements.

(g)
In November 2013, in anticipation of the Acquisition, Toll issued 7.2 million shares of its common stock, par value $0.01 per share, at a price to the public of $32.00 per share. Toll received $220.4 million of net proceeds from the issuance. The dilutive effect of the equity offering is included in the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended October 31, 2013.

Concurrent with the Acquisition, SIPI made cash distributions to acquire all of the noncontrolling interests. As a result, Toll did not acquire any interests in joint ventures. Accordingly, noncontrolling interest activity has been eliminated via adjustments in the Pro Forma Adjustments column of the Unaudited Pro Forma Condensed Combined Balance Sheet and Statement of Operations.
Adjustments to equity are as follows (in thousands):

Elimination of Shapell's stockholders' equity	$(562,948)
Net proceeds from issuance of equity	220,357
Acquisition related transaction costs, incurred subsequent to October 31, 2013	(6,000)
$(348,591)

Elimination of Shapell's noncontrolling interest	$(24,819)

(h)	Adjustments to cost of revenues are as follows (in thousands):

Increase in cost of revenues related to purchase price	$91,997
Decrease in cost of revenues related to prior land sale	(10,499)
Increase in interest expense	2,253
Total	$83,751
Cost of revenues has been adjusted to reflect the impact of the purchase price allocation on Shapell’s inventory. During the first year subsequent to the Acquisition, Toll expects cost of revenues, as a percent of revenues, on Shapell-related home sales to be approximately 85%.
In November 2012, Shapell sold 113 improved single-family lots to Toll for a total purchase price of $47.0 million. The associated costs for the land and improvements on the lots were $17.3 million, resulting in a net profit to Shapell of $29.7 million. This profit is reflected in the Historical Shapell column in the Unaudited Pro Forma Condensed Combined Statement of Operations as “Other income - net”. This profit is eliminated in the Pro Forma Adjustments column in the Unaudited Pro Forma Condensed Combined Statement of Operations.
Through October 31, 2013, Toll sold to home buyers approximately 35.4% of these lots purchased from Shapell. The Historical Toll column in the Unaudited Pro Forma Condensed Combined Statement of Operations reflects costs of revenues based on the $47.0 million purchase price for these sales. The pro rata portion of the $29.7 million profit related to these sales of $10.5 million is reflected as a reduction to cost of revenues in the Pro Forma Adjustments column in the Unaudited Pro Forma Condensed Combined Statement of Operations.
As a result of the debt issuances and borrowings, net of repayments, as further discussed in items (d) and (e) above, Toll will incur approximately $45.1 million of additional interest based on interest rates in effect at issuance and assuming debt is outstanding for an entire year. Since Toll expects that qualifying inventory will exceed its debt, in accordance with ASC 835-20, “Capitalization of Interest”, the additional interest will initially be capitalized to inventory. Toll estimates that approximately 5.0% of interest incurred during a year is expensed in that year through its interest capitalization model. Accordingly, $2.3 million of interest is reflected as an increase to cost of revenues in the Pro Forma Adjustments column in the Unaudited Pro Forma Condensed Combined Statement of Operations.

(i)
SII was taxed in accordance with the provisions of Subchapter S of the Internal Revenue Code and similar provisions of the California Revenue and Taxation Code. SII was required to pay California franchise taxes amounting to 1.5% of taxable income which is reflected in the Historical Shapell column in the Unaudited Pro Forma Condensed Combined Statement of Operations as “Income tax provision”. The increase to the income tax provision in the Pro Forma Adjustments column in the Unaudited Pro Forma Condensed Combined Statement of Operations reflects Toll’s estimated combined effective income tax rate of 36.4%.